Exhibit 99.1

VSE Reports Financial Results for Third Quarter 2015
Third Quarter Revenue and Profit Improve

Alexandria, Virginia, October 28, 2015 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for its third fiscal quarter ended September 30, 2015.

(in thousands, except per share data)
	Third Quarter Results			Nine Month Results
	2015	2014	% Change	2015	2014	% Change
Revenues	$137,396	$101,749	35.0%	$389,313	$329,120	18.3%
Operating income	$13,243	$7,183	84.4%	$35,423	$29,243	21.1%
Net income	$6,474	$3,883	66.7%	$17,173	$15,202	13.0%
EPS (Diluted)	$1.20	$0.72	66.7%	$3.19	$2.83	12.7%

"Our improved operating results this quarter are a result of the execution of our long term strategy to expand our logistics services and product offerings to a more diverse customer base," said Maurice "Mo" Gauthier, VSE CEO. "The successful performance of our Supply Chain Management Group and the inclusion of our aviation maintenance, repair and overhaul (MRO) and parts supply and distribution businesses acquired on January 28, 2015 (Aviation Group) are the primary drivers behind our revenue and profit growth in 2015. We have also increased bookings in our Federal Government markets in September to provide further momentum going forward. Overall, we have experienced modest organic revenue growth on a quarterly basis compared to the same quarter of the previous year."

Revenues were $137 million in the third quarter of 2015 compared to $102 million in the third quarter of 2014. For the first nine months, revenues were $389 million in 2015 compared to $329 million in 2014.  The increases were primarily due to the addition of commercial revenue from our Aviation Group and increases from our Supply Chain Management Group.

Operating income was $13.2 million for the third quarter of 2015 compared to $7.2 million in the third quarter of 2014. For the first nine months, operating income was $35 million in 2015 compared to $29 million in 2014. The increases in operating income were primarily attributable to the increases in our revenues. Differences in the amount of expense related to adjustments to earn-out obligations associated with our Wheeler Bros., Inc. and Aviation Group acquisitions also contributed to the operating income increases. Earn-out obligation expense for 2015 was approximately $508 thousand for the third quarter and $1 million for the nine months, compared to approximately $2 million for the third quarter and $2.8 million for the nine months for 2014.

Net income was $6.5 million for the third quarter of 2015, or $1.20 per diluted share, compared to $3.9 million, or $0.72 per diluted share for the third quarter of 2014. Net income was $17.2 million for the first nine months of 2015, or $3.19 per diluted share, compared to $15.2 million, or $2.83 per diluted share for the first nine months of 2014.

Net cash provided by operating activities was $18.5 million for the first nine months of 2015, compared to $3.9 million for the first six months of 2015. The $14.6 million of cash from operating activities in the third quarter was used primarily to make our final earn-out payment of approximately $10 million related to our Wheeler Bros., Inc. acquisition and an earn-out payment of $5 million related to our Aviation Group acquisition.

Our disclosure relative to bookings and funded contract backlog include only our Federal Services and IT, Energy and Management Consulting groups. Bookings were $184 million for the first nine months of 2015 compared to revenue of $157 million for the same period. Funded contract backlog at September 30, 2015 was $214 million, compared to $176 million at June 30, 2015 and $192 million at September 30, 2014.

Non-GAAP Financial Reconciliation (Unaudited)

For the third quarter and nine-month periods ended September 30, 2015
(in thousands)
	Third Quarter Results			Nine Month Results
	2015	2014	% Change	2015	2014	% Change
Net Income	$6,474	$3,883	67%	$17,173	$15,202	13%
Interest Expense	2,441	871	180%	7,001	3,158	122%
Income Taxes	4,328	2,425	78%	11,249	9,985	13%
Depreciation and Amortization (1)	6,437	4,720	36%	19,215	14,274	35%
EBITDA	19,680	11,899	65%	54,638	42,619	28%
Earn Out Adjustments Expense	508	1,971	-74%	1,035	2,758	-62%
Acquisition Transaction Costs	75	277	-73%	488	277	76%
Adjusted EBITDA	$20,263	$14,147	43%	$56,161	$45,654	23%

(1) Amortization Expense from Acquisitions Included Above	$4,162	$2,628	58%	$12,280	$7,885	56%

EBITDA was $19.7 million for the third quarter and $54.6 million for the first nine months of 2015, compared to $11.9 million for the third quarter and $42.6 for the first nine months of 2014. Adjusted EBITDA was approximately $20.3 million for the third quarter and approximately $56.2 for the first nine months of 2015, compared to approximately $14.1 million for the third quarter and approximately $45.7 million for the first nine months of 2014.

Third Quarter Operational Highlights
•	Revenues from our Supply Chain Management Group, which provides supply chain support for truck fleets, increased by 13% for the first nine months of 2015 as compared to the same period of 2014.
•
Our combined Federal Services and IT, Management and Consulting groups had increased bookings in the third quarter, resulting in a book to bill of approximately 1.2 for the first nine months of 2015. The book to bill is a ratio of the bookings of $184 million divided by the revenues of $157 million for the nine-month period.

•
Our Federal Services Group was recently awarded a Firm Fixed Price (FFP) task order under its SeaPort-e contract vehicle to provide technical, maintenance and test support to the U.S. Marine Corps Systems Command in Quantico, VA. This task order has a period of performance that includes a six-month base period and four one-year options with a total value of $37 million. This award represents an increase in contract value, scope, and capabilities to work currently performed by VSE.

•
In September, our Federal Services Group received several delivery orders totaling more than $27.9 million to continue work under its Foreign Military Sales (FMS) Naval Ship Transfer and Repair (N*STAR) contract through the Naval Sea Systems Command (NAVSEA) International Fleet Support Program.

•
Our Energetics subsidiary was awarded two subcontracts through the U.S. Department of Energy (DOE) National Nuclear Security Administration (NNSA) Technical, Engineering & Programmatic Support Services Blanket Purchase Agreement. The two task order awards consist of technical and program management support for DOE Office of International Affairs and for the DOE Office of Energy Policy and Systems Analysis. The task orders have a three-year period of performance and a total combined estimated value to Energetics of $7 million.

About VSE
Established in 1959, VSE is a diversified logistics and services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, program management, energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to VSE's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the Securities and Exchange Commission ("SEC") for further information and analysis of VSE's financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings for additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Non-GAAP Financial Information
This earnings release contains financial measures above under the caption "Non-GAAP Financial Information" that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G, including EBITDA and Adjusted EBITDA. EBITDA represents net income before net interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA, as defined above, adjusted for earn-out expenses and other transaction costs associated with acquisitions. VSE prepares adjusted financial measures to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature.

We have included a discussion on EBITDA and Adjusted EBITDA in this press release, which are non-GAAP financial measures. We believe that these supplemental performance measures provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered as an alternative to any other performance measure derived in accordance with GAAP. This information is not audited.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)
	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$194	$263
Receivables	75,762	59,391
Inventories	113,728	49,363
Deferred tax assets	4,897	1,834
Other current assets	10,635	11,517
Total current assets	205,216	122,368

Property and equipment, net	65,237	52,911
Intangible assets, net	153,640	72,209
Goodwill	184,384	92,052
Other assets	16,212	15,790
Total assets	$624,689	$355,330

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$16,620	$24,837
Accounts payable	36,677	29,424
Current portion of earn-out obligation	9,038	9,455
Accrued expenses and other current liabilities	26,101	23,245
Dividends payable	-	536
Total current liabilities	88,436	87,497

Long-term debt, less current portion	228,214	23,563
Deferred compensation	10,905	12,563
Long-term lease obligations, less current portion	23,635	24,584
Earn-out obligation, less current portion	12,576	-
Deferred income taxes	38,767	1,634
Total liabilities	402,533	149,841

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,374,863 and 5,358,261 respectively	269	268

Additional paid-in capital	21,597	20,348
Retained earnings	200,916	184,873
Accumulated other comprehensive loss	(626)	-
Total stockholders' equity	222,156	205,489
Total liabilities and stockholders' equity	$624,689	$355,330

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2015	2014	2015	2014

Revenues:
Products	$83,644	$44,567	$233,603	$127,550
Services	53,752	57,182	155,710	201,570
Total revenues	137,396	101,749	389,313	329,120

Contract costs:
Products	72,371	36,440	200,531	103,223
Services	51,281	56,948	150,741	194,257
Total contract costs	123,652	93,388	351,272	297,480

Selling, general and administrative expenses	501	1,178	2,618	2,397

Operating income	13,243	7,183	35,423	29,243

Interest expense, net	2,441	871	7,001	3,158

Income before income taxes	10,802	6,312	28,422	26,085

Provision for income taxes	4,328	2,425	11,249	9,985

Income from continuing operations	6,474	3,887	17,173	16,100

Loss from discontinued operations, net of tax	-	(4)	-	(898)

Net income	$6,474	$3,883	$17,173	$15,202

Basic earnings per share:
Income from continuing operations	$1.20	$0.73	$3.20	$3.01
Loss income from discontinued operations	-	-	-	(0.17)
Net income	$1.20	$0.73	$3.20	$2.84

Basic weighted average shares outstanding	5,374,863	5,355,968	5,373,159	5,353,065

Diluted earnings per share:
Income from continuing operations	$1.20	$0.72	$3.19	$3.00
Loss from discontinued operations	-	-	-	(0.17)
Net income	$1.20	$0.72	$3.19	$2.83

Diluted weighted average shares outstanding	5,396,174	5,371,995	5,389,129	5,368,224

Dividends declared per share	$-	$-	$0.21	$0.19

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)
	For the nine months
	ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$17,173	$15,202
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,215	14,274
Deferred taxes	(1,400)	2,551
Stock-based compensation	1,698	1,610
Earn-out obligation adjustment	1,035	2,758
Changes in operating assets and liabilities, net of impact of acquisition:
Receivables, net	(5,267)	14,548
Inventories	(8,821)	(7,672)
Other current assets and noncurrent assets	4,110	(2,560)
Accounts payable and deferred compensation	(3,235)	2,429
Accrued expenses and other current liabilities	(1,811)	(2,587)
Earn-out obligation	(3,269)	-
Long-term lease obligations	(926)	(835)

Net cash provided by operating activities	18,502	39,718

Cash flows from investing activities:
Purchases of property and equipment	(7,819)	(2,725)
Proceeds from the sale of property and equipment	273	-
Cash paid for acquisitions, net of cash acquired	(191,181)	-

Net cash used in investing activities	(198,727)	(2,725)

Cash flows from financing activities:
Borrowings on loan arrangement	435,377	210,552
Repayments on loan arrangement	(238,071)	(243,023)
Earn-out obligation payments	(11,713)	(1,972)
Payment of debt financing costs	(2,699)	-
Payments on capital lease obligations	(730)	(629)
Payments of taxes for equity transactions	(342)	(314)
Dividends paid	(1,666)	(1,499)

Net cash provided by (used in) financing activities	180,156	(36,885)

Net (decrease) increase in cash and cash equivalents	(69)	108
Cash and cash equivalents at beginning of period	263	220
Cash and cash equivalents at end of period	$194	$328